UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 22, 2012

CRA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	000-24049	04-2372210
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	file number)	identification no.)

200 Clarendon Street, Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (617) 425-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                                          Results of Operations and Financial Condition.

On July 26, 2012, we issued a press release reporting our financial results for our second quarter ended June 30, 2012.  A copy of the press release is set forth as Exhibit 99.1 and is incorporated by reference herein.  On July 26, 2012, we also posted on our website supplemental financial information, including prepared CFO remarks.  A copy of the supplemental financial information is set forth as Exhibit 99.2 and is incorporated by reference herein.

The information contained in Item 2.02 of this report and Exhibits 99.1 and 99.2 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such a filing.

Item 2.05                                          Costs Associated with Exit or Disposal Activities.

On July 22, 2012, our management committed to a plan to restructure selected practice areas, better align staffing levels with our revenue, and reduce selling, general and administrative costs.  In connection with this plan, we are eliminating our Chemicals practice and we are closing our Middle East operations. These restructuring actions, along with the repositioning of other select underperforming practice areas in connection with this restructuring plan, will result in the reduction of approximately 55 consulting positions. Commensurate with these consulting staff reductions, we are also taking significant actions to lower our selling, general and administrative costs by reducing our administrative staff, eliminating excess office space capacity, better rationalizing remaining office space, and lowering administrative spending, particularly related to outside contractors and professional fees.

These restructuring actions are designed to intensify the focus of our portfolio, increase the cohesiveness of our services and significantly improve our margins and profitability.

We have begun these actions and expect that a majority of them will be completed during the third and fourth quarters of fiscal 2012. We expect to record a restructuring charge in the approximate range of $3.5 million to $4.5 million in the third quarter of fiscal 2012 related to termination benefits, facility-related charges, asset write-downs and other potential charges.  We have not finalized our employee separation and other compensation costs, office space reduction costs and other costs associated with these actions or the offsetting benefits we may have as a result of these actions.  Accordingly, we will provide an estimate of any additional costs, as well as the total amount or range of amounts expected to be incurred, and an estimate of the associated cash expenditures, when they have been determined, by filing an amendment to this current report on Form 8-K.

The restructuring charge that we expect to incur in connection with the restructuring is subject to a number of assumptions, and actual results may materially differ. We may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, the restructuring plan.

Statements in this Item 2.05 concerning the future business, operating results, anticipated, expected or intended impact of restructuring actions, estimated cost savings, and financial condition of CRA International, Inc. (the” Company”) and statements using the terms “anticipates,” “believes,” “expects,” “should,” “prospects,” “target,” or similar expressions are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual performance or results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s stock-based compensation, dependence on key personnel, attracting, recruiting and retaining qualified consultants, dependence on outside experts, utilization rates, completing acquisitions and factors related to its completed acquisitions, including integration of personnel, clients and offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect the Company’s practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s management consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, general economic conditions, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s periodic filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.

Item 9.01              Financial Statements and Exhibits.

(d)  Exhibits

Number	Title

99.1	July 26, 2012 press release

99.2	Supplemental financial information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRA INTERNATIONAL, INC.

Dated: July 26, 2012	By:	/s/ Wayne D. Mackie
Wayne D. Mackie
Executive Vice President, Treasurer, and Chief Financial Officer

Exhibit Index

Number	Title

99.1	July 26, 2012 press release

99.2	Supplemental financial information